Exhibit (e)(xii)(B)

SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of February 5, 2025, by and between FundVantage Trust and Foreside Funds Distributors LLC (together, the “Parties”) is effective as of March 10, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3. Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FundVantage Trust		Foreside Funds Distributors LLC

By:	/s/ Joel Weiss	By:	/s/ Teresa Cowan
Name:	Joel Weiss	Name:	Teresa Cowan
Title:	President	Title:	President
Date:	March 20, 2026	Date:	March 20, 2026

EXHIBIT A

Polen Floating Rate Income ETF
Polen High Income ETF

Polen Focused Growth ETF
Polen 5Perspectives Small-Mid Growth ETF

Polen 5Perspectives Growth Opportunities ETF

Polen 5Perspectives Large Growth ETF

Polen Euro High Yield Bond ETF